Exhibit 99.(a)(1)(K)

Confirmation of Amendment

To:             [Employee Name]
From:         [                         ]
Date:          [                         ], 2007
Re:             Confirmation of Participation in the Offer to Amend Eligible Outstanding Stock Options

This is to confirm your participation in First Solar, Inc.’s (“First Solar”) Offer to Amend Eligible Outstanding Stock Options (the “Offer”).  Terms not explicitly defined in this Confirmation of Amendment have the same definitions as those used in the Offer.  The Eligible Option(s) held by you that have been amended are identified below:

Option Number:

Option Grant Date:

Option Type:

Option Price:

Option Amendment Date:

If you have questions regarding the above, please contact your local Human Resources Department.